Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	Edward J. Lipkus III, Executive Vice
	Financial Corporation	President and Chief Financial Officer
First Commonwealth Financial Corporation
(724) 349-7220
DATE:	October 27, 2008

First Commonwealth Announces $100 Million Stock Offering

INDIANA, PA., October 27, 2008 – First Commonwealth Financial Corporation (NYSE: FCF) announced that it has filed a registration statement with the Securities and Exchange Commission for the offer of shares of common stock.

First Commonwealth expects to sell approximately $100 million of common stock in an underwritten public offering through Keefe, Bruyette & Woods, Inc. and Fox-Pitt Kelton Cochran Caronia Waller LLC. The company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The shares will be issued pursuant to a prospectus filed as part of the company’s registration statement on Form S-3.

First Commonwealth intends to use the net proceeds from this offering to support the continued growth and related regulatory capital needs of First Commonwealth Bank and for general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The offering will be made only by means of a prospectus which is a part of such registration statement, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559.

About First Commonwealth

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 113 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a

Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the proposed offering of common stock by First Commonwealth Financial Corporation. Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include among other things: (1) adverse changes in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including recently announced government programs to make equity investments in financial institutions and actions by the Federal Deposit Insurance Corporation to increase insurance coverage of deposit accounts; (3) changes in the interest rate environment; and (4) adverse changes in economic conditions, either nationally or in First Commonwealth’s market areas.